FORM S-8

                         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933





                                               COMMERCE GROUP CORP.
                          (Exact name of registrant as specified in its charter)


            Delaware                                       39-6050862
(State or other jurisdiction of                    (I.R.S. Employer Identifi-
 incorporation or organization)                            cation Number)


6001 North 91st Street, Milwaukee, Wisconsin                         52225-1795
(Address of Principal Executive Offices)                             (Zip Code)

                                             Advisor Compensation Plan
                                             (Full Title of the plan)

                                                Edward L. Machulak
                                   6001 North 91st Street, Milwaukee,  Wisconsin
                                      52225-1795 (Name and address of agent for service)

                                                  (414) 402-5310
                   (Telephone number, including area code, of agent for service)

                                          CALCULATION OF REGISTRATION FEE

    Title of                                                                Proposed
   securities                                     Proposed                   maximum
      to be             Amount to be          maximum offering         aggregate offering            Amount of
   registered            registered            price per share                price              registration fee

Common Stock(1)            1,000,000              $.84375                        $843,750           $248.91(2)     (3)



(1)    Includes reoffers.

(2) Estimated solely for purposes of determining the registration fee.

(3)    The registration fee is based upon the closing bid price of the Common
       Stock on July 14, 1998, as reported on NASDAQ.  See Rule 457(c).


                                                    PROSPECTUS




                                               COMMERCE GROUP CORP.



                                      Up to 1,000,000 Shares of Common Stock

                               Offered or Reoffered by Means of this Prospectus




       Selling shareholders will offer their shares through NASDAQ, or a national securities exchange if the common stock is then listed on an exchange. Selling shareholders, if control persons, are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which restricts sales in any three-month period to the greater of 1% of the total outstanding common stock or the average weekly trading volume of the Company's common stock during the four calendar weeks immediately preceding such sale.

       The distribution of the Shares by the selling shareholders may be effected from time to time by underwriters who may be selected by the selling stockholders and one or more other broker-dealers in one or more transactions. It is expected that persons effecting transactions will be paid the normal and customary commissions for market transactions.

                                               AVAILABLE INFORMATION

       Commerce Group Corp. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of the Company's annual report on Form 10-K for the year ended March 31, 1998, and its quarterly reports on Form 10-Q for the quarters ended June 30, 1997, September 30, 1997, and December 31, 1997, together with all subsequently filed reports and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549, during regular business hours, or from the Commission web site at http://www.sec.gov.

                                               SELLING STOCKHOLDERS

       Information with respect to selling shareholders shall be supplemented at such time as the identity as shareholders selling "control" or "restricted" securities become known.

       The shares described above have been issued under the Advisor Compensation Plan. The services rendered under the Advisor Compensation Plan were not in connection with the offer or sale of securities in a capital raising transaction.

                                      INFORMATION WITH RESPECT TO THE COMPANY

       This Prospectus is accompanied by the Company's Annual Report on Form 10-K for the year ended March 31, 1998 and the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997, September 30, 1997, and December 31, 1997, or the latest Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed subsequent thereto. These Annual and Quarterly Reports as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are hereby incorporated by reference in this Prospectus and may be obtained, without charge, upon the oral or written request of any person to the Company at 6001 North 91st Street, Milwaukee, Wisconsin 52225-1795, telephone (414) 402-5310.

                                                      PART II


Item 3.  Incorporation of Documents by Reference.

         The Registrant incorporates the following documents by reference in the registration statement:

         (a) The Company's Annual Report on Form 10-K filed for the year ended March 31, 1998, and the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997, September 30, 1997 and December 31, 1997.

         All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents but prior to the filing of a post-effective amendment to this Registration
Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

         A description of the Registrant's Securities is incorporated by reference to its Registration Statement on Form 10, File No. 1-7375.

Item 5.  Interests of Named Experts and Counsel

         Mr. Jehu Hand, an officer and shareholder of Hand & Hand, a law corporation, may receive shares issued hereunder. This firm will render a legal opinion on the shares offered hereby.

Item 6.  Indemnification of Officers and Directors

         The Delaware General Corporation Law provides for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Item 7.  Exemption from Registration Claimed

         The Company expects to issue shares for advisory services rendered to a limited number of persons. These sales will be made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale."

Item 8.      Exhibits

4.           Instruments defining the rights of security holders.

             4(1)   Board Resolutions describing the Advisor Compensation Plan.

5. Opinion of Hand & Hand, consent included.

23.1 Consent of Hand & Hand (included in the firm's opinion filed as Exhibit).

23.2         Consent of Accountants.


Item 9.      Undertakings

 (a)         The undersigned registrant hereby undertakes:

             (1)      To file,  during any  period in which  offers or sales are
                      being   made,   a   post-effective   amendment   to   this
                      registration statement:

                      (i)     To include any prospectus required by section 10
                              (a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited
                              to) any addition or election of a managing underwriter.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                    SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milwaukee, Wisconsin, on July 13, 1998.


                                             COMMERCE GROUP CORP.



                                             By:   /s/ Edward L. Machulak
                                             Edward L. Machulak
                                             Chairman of the Board of Directors,
                                             Member of Executive Committee,
                                             Director-Emeritus, President,
                                             Treasurer, Chief Executive,
                                             Operating and Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below by the following persons in the capacities indicated on July 13, 1998.





/s/ Edward L. Machulak         Chairman of the Board of Directors, Member of
Edward L. Machulak             Executive and Audit Committee, Director-Emeritus,
                               President, Treasurer, Chief Executive, Operating
                               and Financial Officer (Principal Executive,
                               Financial and Accounting Officer)


/s/ Edward L. Machulak         Director, Member of Executive Committee,
Edeward L. Machulak            Executive Vice President and Secretary

/s/ Clayton H. Tebo            Director, Member of the Audit Committee
Clayton H. Tebo

/s/ Sidney Sodos               Director, Member of the Audit Committee
Sidney Sodos